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                                                                   Exhibit 10.46
                                    AMENDMENT
                      TO THE 1995 PROMUS HOTEL CORPORATION
                                STOCK OPTION PLAN

            Promus Hotel Corporation (the "Company"), a Delaware corporation, maintains the Promus Hotel Corporation 1995 Stock Option Plan (the "Plan"). In order to make certain changes to the Plan, as authorized by Section U of the Plan, this Amendment to the Plan has been approved and adopted by the Human Resources Committee of the Board of Directors of the Company, effective immediately.

      1.    Section B.1. shall be amended to read in its entirety as follows:

            This Plan shall be administered by the Human Resources Committee (the "Committee") of the Board of Directors (the "Board") of the Company unless the Board designates another committee of the Board to administer this Plan. The Human Resources Committee (the "Committee") (or such other committee of the Board so designated) shall consist solely of two or more non-employee directors appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" for purposes of
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 162(m)").

      2.    Section F.2. shall be amended to read in its entirety as follows:

            The option price shall be payable in United States dollars upon the exercise of the option and may be paid in cash, by check, or in shares of Common Stock having a total Fair Market Value on the date of exercise equal to the option price. The Committee may also permit the option price incurred by reason of the exercise of an option to be satisfied by withholding shares (that would otherwise be obtained upon such exercise) having a Fair Market Value equal to the aggregate option price of the exercised option. The Committee may permit Optionees to use cashless exercise methods that are permitted by law and in connection therewith the Committee may establish a cashless exercise program including a program where the commissions on the sale of stock subject to an exercised option are paid by the Company.

      3. The last two sentences of Section Q of the Plan are hereby amended to read in their entirety as follows:

      The Committee may also permit any withholding tax obligations incurred by reason of the exercise of any stock option to be satisfied by withholding shares (that would otherwise be obtained upon exercise) having a Fair Market Value equal to the aggregate amount of taxes which are to be withheld. As used
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      herein, "Parent Company" means any domestic or foreign corporation that beneficially owns, directly or indirectly, at least 50% of the outstanding voting stock or voting power of the Company.

                                     * * * *

            Executed on this 13th day of November, 1996


                                          _____________________________
                                          Patricia R. Ferguson
                                          Vice President